Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR FISCAL 2011 RESULTS

Company Achieves Cool Revenue Milestone

Starting with a “B” and having Nine Zeros

Vancouver, Canada – March 22, 2012 – lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the fourth quarter and fiscal year ended January 29, 2012.

Christine Day, lululemon’s CEO, stated: “Reaching a billion dollars in revenue is clearly an important milestone that as a company we can all be very proud of. But far more important than the number itself are the beliefs, values, culture and people that achieved it. We really are so much more than our numbers; it is the everyday actions of our dedicated team that translates into an unparalleled guest experience and allows us to achieve our ultimate goal of elevating the world.”

For the fourth quarter ended January 29, 2012:

•	Net revenue for the quarter increased 51.4% to $371.5 million from $245.4 million in the fourth quarter of fiscal 2010.

•	Comparable stores sales for the fourth quarter increased by 26% on a constant dollar basis.

•	Direct to consumer revenue increased 103.6% to $50.1 million, or 13.5% of net revenue, in the fourth quarter of fiscal 2011, from 10.0% of net revenue in the same period last year.

•	Gross profit for the quarter increased by 45.7% to $209.0 million, and as a percentage of net revenue gross profit decreased to 56.3% for the quarter from 58.5% in the fourth quarter of fiscal 2010.

•	Income from operations for the quarter increased by 62.8% to $116.1 million, and as a percentage of net revenue was 31.2% compared to 29.1% of net revenue in the fourth quarter of fiscal 2010.

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The tax rate for the quarter was 36.5% compared to 23.5% a year ago. The change in rate resulted from the prior year revision to managements plans for repatriation of unremitted earnings of the Canadian operating subsidiary.

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Presented on a post-split basis, diluted earnings per share for the quarter were $0.51 on net income of $73.5 million, compared to diluted earnings per share of $0.38 on net income of $54.8 million in the fourth quarter of fiscal 2010.

For the fiscal year ended January 29, 2012:

•	Net revenue for the fiscal year increased 40.6% to $1.0 billion from $711.7 million in fiscal 2010.

•	Comparable stores sales for fiscal 2011 increased by 20% on a constant dollar basis, resulting in a record $2,004 annual sales per square foot for comp stores as at January 29, 2012.

•	Direct to consumer revenue increased 85.4% to $106.3 million, or 10.6% of net revenue in fiscal 2011, from 8.1% of net revenue in fiscal 2010.

•	Gross profit for fiscal 2011 increased by 44.1% to $569.3 million, from $394.9 million in fiscal 2010. As a percentage of net revenue, gross profit increased to 56.9% compared to 55.5% in fiscal 2010.

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Income from operations increased by 59.1% to $287.0 million, from $180.4 million in fiscal 2010. As a percentage of net revenue, income from operations increased to 28.7% compared to 25.3% of net revenue in fiscal 2010.

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The tax rate for fiscal 2011 was 36.1% compared to 33.3% for fiscal 2010. The change in tax rate was due to the proportional increase of taxable income in the United States compared to taxable income in Canada.

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Presented on a post-split basis, diluted earnings per share in fiscal 2011 increased 49.4% to $1.27 on net income of $184.1 million, compared to diluted earnings per share of $0.85 on net income of $121.8 million in fiscal 2010.

The Company ended fiscal 2011 with $409.4 million in cash and cash equivalents compared to $316.3 million at the end of fiscal 2010. Inventory at the end of fiscal 2011 totaled $104.1 million compared to $57.5 million at the end of fiscal 2010. The Company ended the quarter with 174 stores in North America and Australia.

Creating components for people to live long, healthy and fun lives

Updated Outlook

For the first quarter of fiscal 2012, we expect net revenue to be in the range of $265 million to $270 million based on a comparable-store sales percentage increase in the low 20s on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.28 to $0.29 for the quarter. This assumes 145.4 million diluted weighted-average shares outstanding and a 36.5% tax rate.

For fiscal 2012, we expect net revenue to be in the range of $1.3 billion to $1.325 billion and diluted earnings per share are expected to be in the range of $1.50 to $1.57 for the full year. This assumes a tax rate of 36.5% and 145.6 million diluted weighted-average shares outstanding.

Conference Call Information

A conference call to discuss fiscal 2011 results is scheduled for today, March 22, 2012, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.

About lululemon athletica

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and fun life. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measure

Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure — Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Creating components for people to live long, healthy and fun lives

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Contact:

Joseph Teklits/Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Statements of Operations

Expressed in thousands, except per share amounts

	Thirteen Weeks Ended January 29, 2012 (unaudited)	Thirteen Weeks Ended January 30, 2011 (unaudited)	Fifty-Two Weeks Ended January 29, 2012	Fifty-Two Weeks Ended January 30, 2011

Net revenue	$371,520	$245,399	$1,000,839	$711,704
Costs of goods sold	162,502	101,939	431,569	316,757

Gross profit	209,018	143,460	569,270	394,947
As a percent of net revenue	56.3%	58.5%	56.9%	55.5%
Selling, general and administrative expenses	92,951	71,483	282,312	212,784
As a percent of net revenue	25.0%	29.1%	28.2%	29.9%
Provision for impairment and lease exit costs	—	679	—	1,772

Income from operations	116,067	71,298	286,958	180,391
As a percent of net revenue	31.2%	29.1%	28.7%	25.3%
Other income (expense), net	380	542	2,500	2,886

Income before provision for income taxes	116,447	71,840	289,458	183,277
Provision for income taxes	42,558	16,873	104,494	61,080

Net Income	73,889	54,967	184,964	122,197
Net income attributable to non-controlling interest	371	201	901	350

Net income attributable to lululemon athletica inc.	$73,518	$54,766	$184,063	$121,847

Net Basic earnings per share	$0.51	$0.39	$1.29	$0.86
Net Diluted earnings per share	$0.51	$0.38	$1.27	$0.85
Basic weighted-average shares outstanding	143,501	142,174	143,196	141,720
Diluted weighted-average shares outstanding	145,344	144,362	145,278	143,858

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Balance Sheets

Expressed in thousands

	January 29, 2012	January 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$409,437	$316,286
Inventories	104,097	57,469
Other current assets	13,559	15,524

Total current assets	527,093	389,279
Property and equipment, net	162,941	70,954
Goodwill and intangible assets, net	31,872	27,112
Deferred income taxes and other assets	12,728	11,957

Total assets	$734,634	$499,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,536	$6,659
Other current liabilities	80,183	60,306
Income taxes payable	8,720	18,399

Total current liabilities	103,439	85,364
Non-current liabilities	25,014	19,645
Stockholders’ equity	606,181	394,293

Total liabilities and stockholders’ equity	$734,634	$499,302

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows

Expressed in thousands

	Fifty-Two Weeks Ended January 29, 2012	Fifty-Two Weeks Ended January 30, 2011
Cash flows from operating activities
Net income	$184,964	$122,197
Items not affecting cash	32,381	33,832
Other, including net changes in other non-cash balances	(13,730)	23,966

Net cash provided by operating activities	203,615	179,995
Net cash used in investing activities	(122,311)	(42,839)
Net cash provided by financing activities	15,364	13,699
Effect of exchange rate changes on cash	(3,517)	5,858

Increase in cash and cash equivalents	93,151	156,713
Cash and cash equivalents, beginning of year	$316,286	$159,573

Cash and cash equivalents, end of year	$409,437	$316,286

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure

Constant-dollar changes

(unaudited)

	Thirteen Weeks Ended January 29, 2012	Thirteen Weeks Ended January 30, 2011

	% Change	% Change
Comparable-store sales (GAAP)	25%	32%
Increase (decrease) due to foreign exchange rate changes	1%	(4)%

Comparable-store sales in constant dollars	26%	28%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.

Store Count and Square Footage1

Year ended January 29, 2012

Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened / Acquired During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	133	5	0	138
2nd Quarter	138	9	0	147
3rd Quarter	147	18	0	165
4th Quarter	165	9	0	174

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	374	12	0	386
2nd Quarter	386	31	1	416
3rd Quarter	416	56	2	470
4th Quarter	470	24	0	494

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]	Number of stores opened during fiscal 2011 are branded lululemon athletica and ivivva athletica and include four reacquired franchise stores in the United States, in the third quarter.
[3]	Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives